                                                                   1-12002
                                                             -------------------
                                                               SEC FILE NUMBER

                                                             -------------------
                                                               001045-57038210
                                                             -------------------
                                                                CUSIP NUMBER

                                                             -------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One):   [X] Form 10-K    [ ] Form 20-F    [ ] Form 10-Q    [ ] Form N-SAR

For Period Ended:              December 31, 1997
                 -----------------------------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                ------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION


         Mark Centers Trust
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable


         600 Third Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


         Kingston, PA 18704
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

To confirm the Registrant's compliance with certain Financial Accounting Standards Board Statements and financial reporting requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, the Registrant is in the process of obtaining certain information not currently in the Registrant's possession from third properties concerning the Registrant's assets. The Registrant's independent auditors have advised the Registrant that it will not issue its report on the Registrant's audited consolidated financial statements to be included in the Registrant's Annual Report on Form 10-K until it has had an opportunity to review such information, which the Registrant anticipates receiving during the first week of April 1998.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


/s/ Steven N. Haas, Esquire        215               665-4171
---------------------------   -------------    -------------------
            (Name)             (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

    [X] Yes  [ ] No

    ----------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

    [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                               Mark Centers Trust
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   March 31, 1998                    By /s/ Joshua Kane
     -----------------                      ------------------------------------
                                            Senior Vice President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed on the form.


                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)